Exhibit 99.1

DARDEN RESTAURANTS, INC.

Red Lobster Olive Garden Bahama Breeze Smokey Bones

www.darden.com

NEWS/INFORMATION
Corporate Relations

P.O. Box 593330

Orlando, FL 32859
Contacts:
(Analysts) Matthew Stroud	(407) 245-6458
(Media)	Jim DeSimone	(407) 245-4567

FOR RELEASE

September 19, 2006

4:30 PM ET

DARDEN RESTAURANTS REPORTS 11% FIRST QUARTER

DILUTED NET EARNINGS PER SHARE GROWTH; INCREASES SEMI-ANNUAL DIVIDEND 15% TO 23 CENTS; INCREASES ANNUAL EARNINGS GUIDANCE

ORLANDO, FL, Sept. 19 – Darden Restaurants, Inc. (NYSE:DRI) today reported diluted net earnings per share for the first quarter ended August 27, 2006. For the first quarter, diluted net earnings per share were 59 cents, an 11% increase over the prior year, on net earnings of $88.5 million. In the first quarter, the Company adopted Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (SFAS 123R) on a modified prospective basis, which reduced diluted net earnings per share by $0.02 in the quarter. Excluding the effect of adopting SFAS 123R, diluted net earnings per share for the quarter increased 15% over the prior year. The Company also reported that first quarter sales increased 3.3% to $1.46 billion, driven primarily by same-restaurant sales growth at Olive Garden and new restaurant growth at Olive Garden and Smokey Bones.

“We’re proud of our results this quarter,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “They reflect competitively superior performance in an economic environment that clearly has its share of challenges because of the considerable consumer uncertainty that currently exists. Our solid results in this environment are a testament to three things – the strong trust and loyalty enjoyed by our established brands, the disciplined plans we’ve developed to address challenges at our emerging brands and the hard work and dedication of all the people in our organization. We continue to be guided by our proven approach to the business, which involves creating a great culture – where people strive to nourish and delight everyone we serve – and leveraging that solid foundation with a combination of strong leaders, effective brand management and in-restaurant operations excellence.”

Highlights include the following:

•

Net earnings for the first quarter were $88.5 million, or 59 cents per diluted share, on sales of $1.46 billion. Last year, net earnings were $85.5 million, or 53 cents per diluted share, for the first quarter, on sales of $1.41 billion. This fiscal year, the Company adopted SFAS 123R on a modified prospective basis, which reduced diluted net earnings per share by $0.02 in the first quarter.

•	Total sales of $1.46 billion represent a 3.3% increase over prior year.

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•	Olive Garden’s U.S. same-restaurant sales increased 2.9% in the first quarter, its 48th consecutive quarter of same-restaurant sales growth.

•	Red Lobster’s U.S. same-restaurant sales decreased 2.1% in the first quarter, although it had improving results as the quarter progressed.

•	Darden purchased 2.3 million shares of its common stock in the first quarter.

•	The Company’s Board of Directors declared a semi-annual dividend of 23 cents per share, a 15% increase from the previous semi-annual 20 cents per share.

•

The Company announced that it now expects annual diluted net earnings per share growth of 10% to 12%, an increase from its previously stated expectation of 9% to 10% diluted net earnings per share growth for the fiscal year.

Operating Highlights

OLIVE GARDEN’S first quarter sales of $684.1 million were 6.3% above prior year, driven primarily by revenue from 18 net new restaurants opened and a U.S. same-restaurant sales increase of 2.9%. For the quarter, the company’s sales gains and lower food and beverage expenses as a percent of sales, more than offset increased restaurant labor expenses, restaurant expenses and selling, general, and administrative expenses as a percent of sales. This resulted in a solid increase in operating profit for the quarter.

RED LOBSTER’S first quarter sales of $629.8 million were 0.7% below prior year, primarily as a result of its U.S. same-restaurant sales decrease of 2.1%. For the quarter, lower food and beverage expenses and depreciation and amortization expense as a percent of sales were offset by increased restaurant labor expenses, restaurant expenses and selling, general, and administrative expenses as a percent of sales. As a result, operating profit was essentially flat for the quarter.

BAHAMA BREEZE’S first quarter sales of $45.9 million were 1.2% above prior year, driven by a same-restaurant sales increase of 1.2%. As a result of progress the company has made to improve its cost structure, this sales growth resulted in significant operating profit growth compared to prior year.

SMOKEY BONES’ first quarter sales of $88.1 million were 7.7% above prior year, based primarily on new restaurant growth, partially offset by an 8.6% decrease in same-restaurant sales for the quarter. As previously indicated, the company is undertaking a meaningful repositioning of the brand to increase breadth of appeal. With the focus on repositioning, new restaurant openings are being limited to five restaurants in fiscal year 2007.

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“We are pleased to deliver solid operating results in this challenging environment,” said Drew Madsen, President and Chief Operating Officer of Darden. “Olive Garden’s remarkable consistency in delivering industry-leading performance is a tribute to the team and the brand they have created. Red Lobster continues to improve all aspects of their business as they prepare for future unit growth. Bahama Breeze is succeeding in becoming more broadly appealing and profitable as evidenced by this quarter’s results. And, Smokey Bones is addressing several key issues – particularly its barbecue focus – and is moving ahead with plans to reposition the brand to make it more broadly appealing. We recognize there are often challenges in our dynamic industry, but with the outstanding people at Darden operating these great brands, we are capable of producing competitively superior results in any environment.”

Other Actions

Darden continued the buyback of its common stock, purchasing 2.3 million shares in the first quarter. Since commencing its repurchase program in December 1995, the Company has purchased 134.8 million shares for $2.3 billion under authorizations totaling 162.4 million shares.

Darden’s Board of Directors declared an increase in the cash dividend to 23 cents per share on the Company’s outstanding common stock. The dividend is payable on November 1, 2006 to shareholders of record at the close of business on October 10, 2006. Based on this 23-cent semi-annual dividend declaration, the Company’s indicated annual dividend is 46 cents per share. Previously, the Company had paid a semi-annual dividend of 20 cents per share.

Fiscal August 2007 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the four-week August fiscal month ended August 27, 2006. This period is the last month of Darden’s fiscal 2007 first quarter.

Same-restaurant sales at Olive Garden increased approximately 2% for fiscal August, which reflected an approximate 1% increase in check average and an approximate 1% increase in guest counts. The check average increase was a result of a 2% increase in pricing and a 1% decrease from menu mix changes. Last year, same-restaurant sales at Olive Garden were up 7% to 8% for fiscal August.

Same-restaurant sales at Red Lobster increased 1% to 2% for fiscal August, which reflected a 2% to 3% increase in check average and a 1% decrease in guest counts. The check average increase was a result of an approximate 2% increase in pricing and a 1% increase from menu mix changes. Last year, same-restaurant sales at Red Lobster were up 3% to 4% for fiscal August.

Fiscal 2007 Revised Outlook

Darden reiterated that it expects combined U.S. same-restaurant sales growth in fiscal 2007 of between 2% and 4% for Red Lobster and Olive Garden, and that it expects to open approximately 40 net new restaurants. As a result, the Company expects total sales growth of between 6% and 7% in fiscal 2007. Including the adoption of SFAS 123R in the first quarter of fiscal 2007, the Company now anticipates that diluted net earnings per share growth will be 10% to 12% in fiscal 2007, an increase from its previous expectation of 9% to 10% diluted net earnings per share growth in fiscal 2007.

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Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,400 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants with annual sales of $5.7 billion.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements including the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives, weather, risks associated with our plans to improve financial performance at Bahama Breeze and to reposition Smokey Bones and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

08/27/06		08/28/05
652	Red Lobster USA	650
31	Red Lobster Canada	31
683	Total Red Lobster	681

578	Olive Garden USA	560
6	Olive Garden Canada	6
584	Total Olive Garden	566

32	Bahama Breeze	32

127	Smokey Bones	110

5	Seasons 52	3

1,431	Total Restaurants	1,392

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DARDEN RESTAURANTS, INC.
FIRST QUARTER FY 2007 FINANCIAL HIGHLIGHTS
(In Millions, Except per Share Data)
(Unaudited)

13 Weeks Ended
	8/27/2006	8/28/2005

Sales	$ 1,455.9	$ 1,409.2

Net earnings	$ 88.5	$ 85.5

Net earnings per share:
Basic	$ 0.61	$ 0.56
Diluted	$ 0.59	$ 0.53

Average number of common shares outstanding:
Basic	144.9	153.3
Diluted	150.3	160.4

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DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands, Except per Share Data)
(Unaudited)

	13 Weeks Ended
	8/27/2006	8/28/2005
Sales	$ 1,455,874	$ 1,409,167
Costs and expenses:
Cost of sales:
Food and beverage	417,554	419,195
Restaurant labor	470,094	449,159
Restaurant expenses	223,676	214,694
Total cost of sales (1)	$ 1,111,324	$ 1,083,048
Selling, general and administrative	142,311	132,972
Depreciation and amortization	56,744	54,138
Interest, net	10,268	10,948
Asset impairment, net	4,650	63
Total costs and expenses	$ 1,325,297	$ 1,281,169
Earnings before income taxes	130,577	127,998
Income taxes	(42,034)	(42,484)
Net earnings	$ 88,543	$ 85,514

Net earnings per share:
Basic	$ 0.61	$ 0.56
Diluted	$ 0.59	$ 0.53

Average number of common shares outstanding:
Basic	144,900	153,300
Diluted	150,300	160,400

(1) Excludes restaurant depreciation and amortization as follows:	$ 52,647	$ 50,420

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DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	8/27/2006	5/28/2006
ASSETS
Current assets:
Cash and cash equivalents	$ 45,551	$ 42,334
Receivables, net	61,838	37,111
Inventories, net	208,653	198,723
Prepaid expenses and other current assets	38,371	29,889
Deferred income taxes	71,887	69,550
Total current assets	$ 426,300	$ 377,607
Land, buildings and equipment, net	2,449,324	2,446,035
Other assets	184,551	186,528
Total assets	$ 3,060,175	$ 3,010,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 195,709	$ 213,239
Short-term debt	80,000	44,000
Accrued payroll	94,933	123,176
Accrued income taxes	96,868	64,792
Other accrued taxes	49,238	46,853
Unearned revenues	86,048	100,761
Current portion of long-term debt	149,966	149,948
Other current liabilities	283,768	283,309
Total current liabilities	$ 1,036,530	$ 1,026,078
Long-term debt, less current portion	493,855	494,653
Deferred income taxes	86,704	90,573
Deferred rent	136,989	138,530
Other liabilities	41,503	30,573
Total liabilities	$ 1,795,581	$ 1,780,407

Stockholders’ equity:
Common stock and surplus	$ 1,813,267	$ 1,806,367
Retained earnings	1,773,285	1,684,742
Treasury stock	(2,293,524)	(2,211,222)
Accumulated other comprehensive income (loss)	(4,968)	(5,570)
Unearned compensation	(23,123)	(44,186)
Officer notes receivable	(343)	(368)
Total stockholders’ equity	$ 1,264,594	$ 1,229,763
Total liabilities and stockholders’ equity	$ 3,060,175	$ 3,010,170

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